Summary Description of Ardea Biosciences, Inc. 2012 Executive Bonus Plan

As of April 2, 2012

Eligibility: Generally, employees of Ardea Biosciences, Inc. with a title of Vice President or above are eligible to participate in the 2012 Executive Bonus Plan (the “Plan”). Participants must be employed with Ardea Biosciences, Inc. on the day that bonuses are paid in order to be eligible for a bonus.

Bonus Opportunity:  The range of bonus opportunity as a percentage of 2012 base salary for each participant is generally as follows:

Title	Threshold	Target	Maximum

	.	.	.
President and CEO	30%	60%	80%
Executive Vice President, COO	20%	40%	60%
Senior Vice Presidents	17.5%	35%	52.5%
Vice Presidents	15%	30%	45%

Corporate Goals:  Our corporate goals for the year are established by our Board of Directors and are weighted based on importance between research & development, corporate development and financial management objectives. Our corporate goals are collectively designed to be stretch goals intended to be challenging but attainable. 100% goal achievement would represent a high level of success in each area.  Our corporate goals for 2012 are a combination of research & development goals, which represent 75% of our corporate goals, and corporate development and finance goals, which represent the other 25% of our corporate goals.

The total bonus pool for the Plan will be based on achievement of 2012 corporate goals.

Award Determination:  The bonus payment will be made in cash and will be based upon achievement of corporate goals. The payment will be calculated by using the weighted average of goals achieved. A minimum weighted average of greater than 50% is required prior to payout of the threshold amounts stated above. If the weighted average goal achievement is less than 50%, no payouts will be made. Target bonuses are paid if a weighted average achievement of 100% is obtained. Maximum bonuses are paid if a weighted average achievement of 150% is obtained.  Individual bonus amounts will be based in part on a subjective assessment by the Compensation Committee of each individual’s contribution toward achievement of the corporate goals. The Compensation Committee of our Board of Directors must approve all payments, which are typically made in December of the current calendar year or January of the immediately following calendar year.

Disclaimer:  Ardea Biosciences, Inc. reserves the right to modify the 2012 Executive Bonus Plan at any time or to declare special incentive bonus payouts in addition to payouts described in the 2012 Executive Bonus Plan.